Filed Pursuant to Rule 424(b)(2)
Registration No. 333-209779
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Series 2017A 5.00% Junior Subordinated Notes due October 1, 2077	$270,000,000	100%	$270,000,000	$31,293

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Georgia Power Company’s Registration Statement on Form S-3 (Registration No. 333-209779).

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 26, 2016)

$270,000,000.

Series 2017A 5.00% Junior Subordinated Notes
due October 1, 2077

The Series 2017A 5.00% Junior Subordinated Notes due October 1, 2077 will bear interest at a fixed rate of 5.00% per year. Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2018. The Series 2017A Junior Subordinated Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Series 2017A Junior Subordinated Notes will mature on October 1, 2077.
So long as no Event of Default has occurred and is continuing, Georgia Power Company may defer interest payments on the Series 2017A Junior Subordinated Notes on one or more occasions for up to 40 consecutive quarterly periods as described in this Prospectus Supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Series 2017A Junior Subordinated Notes, compounded quarterly, to the extent permitted by applicable law.
Georgia Power Company may redeem the Series 2017A Junior Subordinated Notes at its option at the times and the prices described in this Prospectus Supplement.
The Series 2017A Junior Subordinated Notes are a new issue of securities with no established trading market. Georgia Power Company intends to apply to list the Series 2017A Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, Georgia Power Company expects trading in the Series 2017A Junior Subordinated Notes to begin within 30 days after the date that the Series 2017A Junior Subordinated Notes are first issued.
See “RISK FACTORS” beginning on page S-7 for a description of certain risks associated with investing in the Series 2017A Junior Subordinated Notes.

	Per Series 2017A Junior Subordinated Note	Total
Initial public offering price (1)	100.00%	$270,000,000
Underwriting discount (2)	3.15%	$8,505,000
Proceeds, before expenses, to Georgia Power Company (2)	96.85%	$261,495,000
(1) Plus accrued interest, if any, from the date of original issuance of the Series 2017A Junior Subordinated Notes, which is expected to be September 21, 2017.
(2) An underwriting discount of $0.7875 per Series 2017A Junior Subordinated Note (or up to $8,505,000 for all Series 2017A Junior Subordinated Notes) will be deducted from the proceeds paid to Georgia Power Company by the underwriters. However, the discount will be $0.50 per Series 2017A Junior Subordinated Note for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutions, the total proceeds to Georgia Power Company increased by $1,413,062.50, and the total underwriting discount was $7,091,937.50. Certain other expenses of the offering will be paid by Georgia Power Company. See “Underwriting.”
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The Series 2017A Junior Subordinated Notes are expected to be delivered on or about September 21, 2017 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

September 18, 2017

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering. Neither Georgia Power Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2017A Junior Subordinated Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is current only as of its respective date.
__________________________

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Series 2017A Junior Subordinated Notes involves risks. See “Risk Factors” beginning on page S-7 in this Prospectus Supplement.
Georgia Power Company
Georgia Power Company (the “Company”) is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone(404) 506-6526. The Company is a wholly-owned subsidiary of The Southern Company.
The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a service area comprising most of the State of Georgia.
The Offering

Issuer	Georgia Power Company.

Security Offered
The Company is offering $270,000,000 aggregate principal amount of its Series 2017A 5.00% Junior Subordinated Notes due October 1, 2077. The Series 2017A Junior Subordinated Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Maturity	The Series 2017A Junior Subordinated Notes will mature on October 1, 2077.

Interest Rate	The Series 2017A Junior Subordinated Notes will bear interest at a fixed rate of 5.00% per year.

Interest Payment Dates
Subject to the Company’s right to defer interest payments as described below, interest on the Series 2017A Junior Subordinated Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”), beginning on January 1, 2018.

Option to Defer Interest Payments
So long as no Event of Default (as defined herein) has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2017A Junior Subordinated Notes by extending the interest payment period for up to 40 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, the Company may declare at its discretion up to a 10-year interest payment moratorium on the Series 2017A Junior Subordinated Notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Series 2017A Junior Subordinated Notes or end on a day other than an Interest Payment Date.

Any deferred interest on the Series 2017A Junior Subordinated Notes will accrue additional interest at a rate of 5.00% per year, compounded quarterly, to the extent permitted under applicable law. Once the Company pays all deferred interest payments on the Series 2017A Junior Subordinated Notes, including any additional interest accrued on the deferred interest, it can again defer interest payments on the Series 2017A Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2017A Junior Subordinated Notes.

The Company is required to provide to the Subordinated Note Indenture Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Subordinated Note Indenture Trustee is required to promptly forward any such notice to each holder of record of the Series 2017A Junior Subordinated Notes.

If the Company elects to defer interest on the Series 2017A Junior Subordinated Notes for one or more Optional Deferral Periods (as defined herein), the beneficial owners of the Series 2017A Junior Subordinated Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Series 2017A Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

Certain Restrictions during Optional Deferral Period
During an Optional Deferral Period, the Company will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Series 2017A Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period”:

●	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Company; or

●
make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities (including guarantees) that rank equally with or junior in right of payment to the Series 2017A Junior Subordinated Notes.

Optional Redemption	The Company may redeem the Series 2017A Junior Subordinated Notes at its option before their maturity:

●	in whole or in part, on one or more occasions, on or after October 1, 2022 at 100% of their principal amount, plus any accrued and unpaid interest thereon;

●
in whole, but not in part, before October 1, 2022 at 101% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

●
in whole, but not in part, before October 1, 2022 at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2017A Junior Subordinated Notes.

For a more complete description of the circumstances under and the redemption prices at which the Series 2017A Junior Subordinated Notes may be redeemed, see “Description of the Series 2017A Junior Subordinated Notes—Optional Redemption,” “Description of the Series 2017A Junior Subordinated Notes—Right to Redeem Upon a Tax Event” and “Description of the Series 2017A Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this Prospectus Supplement.

Subordination; Ranking
The Company’s obligations under the Series 2017A Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Company’s “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of June 30, 2017, the Senior Indebtedness of the Company aggregated approximately $12.4 billion.

There are no terms of the Series 2017A Junior Subordinated Notes that limit the Company’s ability to incur additional Senior Indebtedness.

Events of Default	The following are the Events of Default with respect to the Series 2017A Junior Subordinated Notes:

●	failure to pay principal of, or premium, if any, on or interest on the Series 2017A Junior Subordinated Notes when due at maturity or earlier redemption;

●
failure to pay interest on the Series 2017A Junior Subordinated Notes when due and payable (other than at maturity or upon earlier redemption) that continues for 10 days (subject to the Company’s right to optionally defer interest payments); or

●	certain events of bankruptcy, insolvency or reorganization involving the Company.

Listing
The Company intends to apply to list the Series 2017A Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2017A Junior Subordinated Notes to begin within 30 days after the date that the Series 2017A Junior Subordinated Notes are first issued.

No Sinking Fund	The Series 2017A Junior Subordinated Notes do not have the benefit of a sinking fund.

Use of Proceeds
The Company intends to use the net proceeds from the sale of the Series 2017A Junior Subordinated Notes for the proposed redemption of all or a portion of (i) 1,800,000 shares ($45,000,000 aggregate liquidation amount) of the Company’s 6 1/8% Series Class A Preferred Stock at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date and (ii) 2,250,000 shares ($225,000,000 aggregate liquidation amount) of the Company’s 6.50% Series 2007A Preference Stock at a redemption price of $100 per share plus accrued and unpaid dividends to the redemption date. The remaining net proceeds, if any, will be used for general corporate purposes, including the Company’s continuous construction program.

Conflicts of Interest
Certain of the underwriters or their affiliates may hold a portion of the preferred and preference securities that the Company intends to redeem using all or a portion of the net proceeds from the sale of the Series 2017A Junior Subordinated Notes. It is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2017A Junior Subordinated Notes, and, in that case, such underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Series 2017A Junior Subordinated Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale of a Series 2017A Junior Subordinated Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Book-Entry
The Series 2017A Junior Subordinated Notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that investors will not receive a certificate for their Series 2017A Junior Subordinated Notes but, instead, will hold their interest through DTC’s system.

Further Issues	The Company may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series and be fungible with the Series 2017A Junior Subordinated Notes.

Governing Law	New York.

Risk Factors
An investment in the Series 2017A Junior Subordinated Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Series 2017A Junior Subordinated Notes is suitable for such investor.

RISK FACTORS
Investing in the Series 2017A Junior Subordinated Notes involves risk. In addition to the factors described below, please see the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”) and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The Series 2017A Junior Subordinated Notes are effectively subordinated to substantially all of the Company’s other debt, and the indenture governing the Series 2017A Junior Subordinated Notes does not limit the aggregate amount of indebtedness that may be issued by the Company.
The Company’s obligations under the Series 2017A Junior Subordinated Notes are subordinate and junior in right of payment to all of the Company’s Senior Indebtedness. This means that the Company cannot make any payments on the Series 2017A Junior Subordinated Notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers). The indenture under which the Series 2017A Junior Subordinated Notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 2017, Senior Indebtedness of the Company aggregated approximately $12.4 billion.
The Company may elect to defer interest payments on the Series 2017A Junior Subordinated Notes at its option for one or more periods of up to 40 consecutive quarterly periods. This may affect the market price of the Series 2017A Junior Subordinated Notes.
The Company may elect at its option to defer payment of all or part of the current and accrued interest otherwise due on the Series 2017A Junior Subordinated Notes for up to 40 consecutive quarterly periods, as described under “Description of the Series 2017A Junior Subordinated Notes—Option to Defer Interest Payments” in this Prospectus Supplement. At the end of an Optional Deferral Period, if all amounts due are paid, the Company could start a new Optional Deferral Period of up to 40 consecutive quarterly periods. During any Optional Deferral Period, interest on the Series 2017A Junior Subordinated Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Series 2017A Junior Subordinated Notes, compounded quarterly, to the extent permitted by applicable law. No Optional Deferred Period may extend beyond the maturity date or redemption date, if earlier, of the Series 2017A Junior Subordinated Notes. If the Company exercises this interest deferral right, the Series 2017A Junior Subordinated Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series 2017A Junior Subordinated Notes or that is otherwise less than the price at which the Series 2017A Junior Subordinated Notes may have been traded if the Company had not exercised such right. In addition, as a result of the Company’s right to defer interest payments, the market price of the Series 2017A Junior Subordinated Notes may be more volatile than other securities that do not have these rights.
Holders of the Series 2017A Junior Subordinated Notes may have to pay taxes on interest before they receive payments from the Company.
If the Company defers interest payments on the Series 2017A Junior Subordinated Notes, a holder of the Series 2017A Junior Subordinated Notes will be required to accrue interest income for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Series 2017A Junior Subordinated Notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes before receiving payment of the interest. If a holder sells its Series 2017A Junior Subordinated Notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from the Company related to the accrued interest that was reported for tax purposes. Holders should consult with their own tax advisor regarding the tax consequences of an investment in the Series 2017A Junior Subordinated Notes.
For more information regarding the tax consequences of purchasing the Series 2017A Junior Subordinated Notes, see “Material United States Federal Income Tax Considerations” in this Prospectus Supplement.
An active trading market for the Series 2017A Junior Subordinated Notes may not develop, and any such market may be illiquid.
The Series 2017A Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Company intends to apply to list the Series 2017A Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the date that the Series 2017A Junior Subordinated Notes are first issued. However, listing the Series 2017A Junior Subordinated Notes on the New York Stock

Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Series 2017A Junior Subordinated Notes easily. In addition, the liquidity of the trading market in the Series 2017A Junior Subordinated Notes, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Company cannot assure holders that an active after-market for the Series 2017A Junior Subordinated Notes will develop or be sustained or that holders of the Series 2017A Junior Subordinated Notes will be able to sell their Series 2017A Junior Subordinated Notes at favorable prices or at all.
Rating agencies may change their practices for rating the Series 2017A Junior Subordinated Notes, which change may affect the market price of the Series 2017A Junior Subordinated Notes. In addition, the Company may redeem the Series 2017A Junior Subordinated Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2017A Junior Subordinated Notes.
The rating agencies that currently or may in the future publish a rating for the Company, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Series 2017A Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series 2017A Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Series 2017A Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Series 2017A Junior Subordinated Notes. In addition, the Company may redeem the Series 2017A Junior Subordinated Notes before October 1, 2022 at its option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2017A Junior Subordinated Notes. See “Description of the Series 2017A Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this Prospectus Supplement.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2012 through December 31, 2016 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data as of and for the six months ended June 30, 2017 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2017A Junior Subordinated Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

	Year Ended December 31,					Six Months Ended June 30,
	2012	2013	2014	2015	2016	2017(1)
	(Millions, except ratios)
Operating Revenues	$7,998	$8,274	$8,988	$8,326	$8,383	$3,880
Earnings Before Income Taxes	1,873	1,914	1,971	2,046	2,127	971
Net Income After Dividends on Preferred and Preference Stock	1,168	1,174	1,225	1,260	1,330	607
Ratio of Earnings to Fixed Charges(2)	5.18	5.36	5.56	5.28	5.17	4.85

	Capitalization as of June 30, 2017
	(Millions, except percentages)
	Actual	As Adjusted(3)
Common Stock Equity	$11,713	$11,713	50.4%
Non-Cumulative Preferred and Preference Stock	266	266	1.1
Senior Notes	6,348	6,848	29.4
Other Long-Term Debt	4,445	4,445	19.1
Total, excluding amounts due within one year of $261 million	$22,772	$23,272	100.0%
______________________________

(1)	Due to seasonal variations in demand for energy, operating results for the six months ended June 30, 2017 do not necessarily indicate operating results for the entire year.

(2)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the distributed income of equity investees, the interest component of rental expense and the debt portion of allowance for funds used during construction and excluding from “Earnings Before Income Taxes” the amount of income of equity investees; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” the interest component of rental expense and the debt portion of allowance for funds used during construction.

(3)	Reflects an adjustment to “Senior Notes” related to the Company’s August 8, 2017 issuance of $500,000,000 aggregate principal amount of Series 2017C 2.00% Senior Notes due September 8, 2020.
USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of the Series 2017A Junior Subordinated Notes for the proposed redemption of all or a portion of (i) 1,800,000 shares ($45,000,000 aggregate liquidation amount) of the Company’s 6 1/8% Series Class A Preferred Stock at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date and (ii) 2,250,000 shares ($225,000,000 aggregate liquidation amount) of the Company’s 6.50% Series 2007A Preference Stock at a redemption price of $100 per share plus accrued and unpaid dividends to the redemption date. The remaining net proceeds, if any, will be used for general corporate purposes, including the Company’s continuous construction program. The aggregate redemption price for all of the outstanding 6 1/8% Series Class A Preferred Stock and 6.50% Series 2007A Preference Stock is $270,000,000 plus accrued and unpaid dividends to the redemption date. The Company intends to deliver the applicable redemption notices, if any, concurrently with the issuance of the Series 2017A Junior Subordinated Notes. The issuance of the applicable redemption notices, if any, is conditioned upon the successful issuance of the Series 2017A Junior Subordinated Notes.
DESCRIPTION OF THE SERIES 2017A JUNIOR SUBORDINATED NOTES
Set forth below is a description of the specific terms of the Series 2017A 5.00% Junior Subordinated Notes due October 1, 2077 (the “Series 2017A Junior Subordinated Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying Prospectus under the caption “Description of the Junior Subordinated Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined below).
General
The Series 2017A Junior Subordinated Notes will be issued as a series of junior subordinated notes under the Subordinated Note Indenture dated as of September 1, 2017, as supplemented (the “Subordinated Note Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”). The Series 2017A Junior Subordinated Notes will initially be issued in the aggregate principal amount of $270,000,000. The Company may, at any time and without the consent of the holders of the Series 2017A Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2017A Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date, if applicable). Any additional notes having such similar terms, together with the Series 2017A Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.

Unless earlier redeemed, the entire principal amount of the Series 2017A Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2077. The Series 2017A Junior Subordinated Notes are not subject to any sinking fund provision. The Series 2017A Junior Subordinated Notes are available for purchase in denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Interest
Each Series 2017A Junior Subordinated Note will bear interest at the rate of 5.00% per annum (the “Securities Rate”) from the date of original issuance. Subject to the Company’s right to defer interest payments as described below, interest on the Series 2017A Junior Subordinated Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year to the person in whose name such Series 2017A Junior Subordinated Note is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Series 2017A Junior Subordinated Notes are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Series 2017A Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The initial Interest Payment Date is January 1, 2018. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2017A Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Subordinated Note Indenture Trustee’s corporate trust office is closed for business.
Option to Defer Interest Payments
So long as no Event of Default under the Subordinated Note Indenture has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2017A Junior Subordinated Notes by extending the interest payment period for up to 40 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Series 2017A Junior Subordinated Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2017A Junior Subordinated Notes will accrue additional interest at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Series 2017A Junior Subordinated Notes until the end of an Optional Deferral Period, except upon a redemption of the Series 2017A Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once the Company pays all accrued and unpaid interest payments on the Series 2017A Junior Subordinated Notes, including any Additional Interest, the Company can again defer interest payments on the Series 2017A Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2017A Junior Subordinated Notes.
The Company is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of Series 2017A Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, the Company shall not:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

•
make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Series 2017A Junior Subordinated Notes.

None of the foregoing, however, shall restrict:

•
any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;

•	the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	dividends, payments or distributions payable in shares of capital stock.
Optional Redemption
At any time and from time to time on or after October 1, 2022, the Series 2017A Junior Subordinated Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series 2017A Junior Subordinated Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2017A Junior Subordinated Notes being redeemed to the redemption date.
If notice of redemption is given as aforesaid, the Series 2017A Junior Subordinated Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Series 2017A Junior Subordinated Notes shall cease to bear interest. If any Series 2017A Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Junior Subordinated Notes — Events of Default” in the accompanying Prospectus.
The Company may also redeem the Series 2017A Junior Subordinated Notes before October 1, 2022 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2017A Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2017A Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon a Tax Event
Before October 1, 2022, the Company may redeem, upon a redemption notice, in whole but not in part, the Series 2017A Junior Subordinated Notes following the occurrence of a Tax Event (as defined below), at 101% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
A “Tax Event” happens when the Company has received an opinion of counsel experienced in tax matters that, as a result of:

•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•
a threatened challenge asserted in writing in connection with the Company’s audit or an audit of any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2017A Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the Series 2017A Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2017A Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
Right to Redeem Upon a Rating Agency Event
Before October 1, 2022, the Company may redeem, upon a redemption notice, in whole but not in part, the Series 2017A Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Series 2017A Junior Subordinated Notes on the date of original issuance of the Series 2017A Junior Subordinated Notes, which change reduces the amount of equity credit assigned to the Series 2017A Junior Subordinated Notes as compared with the amount of equity credit that such rating agency had assigned to the Series 2017A Junior Subordinated Notes as of the date of original issuance thereof.
Ranking
The Company’s payment obligations under the Series 2017A Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of its Senior Indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. See “Description of the Junior Subordinated Notes — Subordination” in the accompanying Prospectus.
Events of Default
The following are the “Events of Default” with respect to the Series 2017A Junior Subordinated Notes, which are modified from the events of default described in the accompanying Prospectus:

•	failure to pay principal of, or premium, if any, on or interest on the Series 2017A Junior Subordinated Notes when due at maturity or earlier redemption;

•
failure to pay interest on the Series 2017A Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 10 days (subject to the Company’s right to optionally defer interest payments); or

•	certain events of bankruptcy, insolvency or reorganization involving the Company.
With respect to the Series 2017A Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the Series 2017A Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Subordinated Note Indenture Trustee, or to the Company and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Series 2017A Junior Subordinated Notes.
Upon the occurrence and continuance of a Default, the Subordinated Note Indenture Trustee and the holders of the Series 2017A Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Series 2017A Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Series 2017A Junior Subordinated Notes; provided, further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to the Series 2017A Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Agreement by Holders to Certain Tax Treatment
Each holder of the Series 2017A Junior Subordinated Notes will, by accepting the Series 2017A Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Series 2017A Junior Subordinated Notes constitute debt and will treat the Series 2017A Junior Subordinated Notes as debt for United States federal, state and local tax purposes.
Book-Entry Only Issuance—The Depository Trust Company
The Depository Trust Company (“DTC”) will act as the initial securities depository for the Series 2017A Junior Subordinated Notes. The Series 2017A Junior Subordinated Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2017A Junior Subordinated Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2017A Junior Subordinated Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2017A Junior Subordinated Notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2017A Junior Subordinated Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2017A Junior Subordinated Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2017A Junior Subordinated Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2017A Junior Subordinated Notes. Transfers of ownership interests in the Series 2017A Junior Subordinated Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2017A Junior Subordinated Notes, except in the event that use of the book-entry system for the Series 2017A Junior Subordinated Notes is discontinued.
To facilitate subsequent transfers, all Series 2017A Junior Subordinated Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2017A Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2017A Junior Subordinated Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2017A Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Series 2017A Junior Subordinated Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2017A Junior Subordinated Notes to be redeemed.
Although voting with respect to the Series 2017A Junior Subordinated Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2017A Junior Subordinated Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2017A Junior Subordinated Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Series 2017A Junior Subordinated Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2017A Junior Subordinated Note will not be entitled to receive physical delivery of Series 2017A Junior Subordinated Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2017A Junior Subordinated Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2017A Junior Subordinated Note.
DTC may discontinue providing its services as securities depository with respect to the Series 2017A Junior Subordinated Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2017A Junior Subordinated Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2017A Junior Subordinated Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2017A Junior Subordinated Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2017A Junior Subordinated Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of Series 2017A Junior Subordinated Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series 2017A Junior Subordinated Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Series 2017A Junior Subordinated Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2017A Junior Subordinated Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Sanders LLP. Except where noted, this discussion only applies to Series 2017A Junior Subordinated Notes that are held as capital assets by holders who purchase the Series 2017A Junior Subordinated Notes upon their original issuance at the original offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Series 2017A Junior Subordinated Notes through a partnership or other pass-through entity), holders whose functional currency is not the U.S. dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax, or persons holding the Series 2017A Junior Subordinated Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.
As used in this Prospectus Supplement, the term “United States Holder” means a beneficial owner of a Series 2017A Junior Subordinated Note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that was in existence on August 20, 1996 and has a valid election is in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “Non-United States Holder” means a beneficial owner of a Series 2017A Junior Subordinated Note that is neither a United States Holder nor a partnership (or other pass-through entity).
If a partnership holds Series 2017A Junior Subordinated Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Series 2017A Junior Subordinated Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Series 2017A Junior Subordinated Notes.
Persons considering purchasing the Series 2017A Junior Subordinated Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Series 2017A Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.
Classification of the Series 2017A Junior Subordinated Notes as Indebtedness
The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Series 2017A Junior Subordinated Notes and no rulings have been sought, or are expected to be sought, from the Internal Revenue Service (the “IRS”). In the opinion of Troutman Sanders LLP, under current law, based upon the facts contained in this Prospectus Supplement and assuming full compliance with the terms of the Subordinated Note Indenture and other relevant documents, and based on certain assumptions and representations relied upon in rendering such opinion, the Series 2017A Junior Subordinated Notes constitute indebtedness of the Company for United States federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to challenge successfully the classification of the Series 2017A Junior Subordinated Notes as indebtedness of the Company, interest payments on the Series 2017A Junior Subordinated Notes would be treated for United States federal income tax purposes as dividends to the extent of the Company’s current or accumulated earnings and profits. In the case of Non-United States Holders, distributions treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding their particular tax consequences if the Series 2017A Junior Subordinated Notes are not treated as indebtedness for United States federal income tax purposes.
The Company agrees, and by acquiring an interest in a Series 2017A Junior Subordinated Note, each beneficial owner of a Series 2017A Junior Subordinated Note will agree to treat the Series 2017A Junior Subordinated Notes as indebtedness of the Company for United States federal income tax purposes. The remainder of this discussion assumes that the Series 2017A Junior Subordinated Notes are classified as indebtedness for United States federal income tax purposes.
United States Holders
Gains Upon Disposition
In the case of a sale or other disposition (including a retirement) of a Series 2017A Junior Subordinated Note, a United States Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest, which will be treated as interest income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Series 2017A Junior Subordinated Note.
A gain or loss recognized by a United States Holder on a sale or other disposition of a Series 2017A Junior Subordinated Note generally will constitute capital gain or loss. Capital gains recognized by a non-corporate United States Holder upon the sale or other disposition of a Series 2017A Junior Subordinated Note that is held for more than one year are generally eligible for reduced rates of United States federal income taxation. The ability of a United States Holder to deduct capital losses is limited.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Series 2017A Junior Subordinated Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Series 2017A Junior Subordinated Notes.
Backup Withholding and Information Reporting
Information reporting requirements generally apply in connection with payments on the Series 2017A Junior Subordinated Notes to, and the proceeds from a sale or other disposition of the Series 2017A Junior Subordinated Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States federal income tax liability, or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Interest Income and Original Issue Discount
Special rules apply with respect to debt instruments that are issued with original issue discount (“OID”). The Company does not intend that the Series 2017A Junior Subordinated Notes will be issued with OID. However, under applicable Treasury regulations regarding OID, the possibility that interest on the Series 2017A Junior Subordinated Notes might be deferred (see “Description of the Series 2017A Junior Subordinated Notes—Option to Defer Interest Payments”) could result in the Series 2017A Junior Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is considered remote.

The Company believes, and intends to take the position, that the likelihood of interest deferral on the Series 2017A Junior Subordinated Notes is remote, within the meaning of the Treasury regulations, in part because the exercise of the option to defer payments of stated interest on the Series 2017A Junior Subordinated Notes would generally prevent the Company from: (1) declaring or paying any dividend or distribution on the Company’s capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of the Company’s capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of the Company’s debt securities that are equal or junior in right of payment with the Series 2017A Junior Subordinated Notes; or (4) making any payments with respect to any Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Series 2017A Junior Subordinated Notes. Similarly, in certain circumstances, the Company may be obligated to pay amounts in excess of stated interest on or principal of the Series 2017A Junior Subordinated Notes (“Excess Payments”). Such Excess Payments will not affect the amount of interest income that a United States Holder recognizes if there is only a remote likelihood that such Excess Payments will be made. The Company believes, and intends to take the position, that the likelihood that it will make any such Excess Payments is remote. The Company’s determination regarding the remoteness of these contingencies is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Based on these positions, the Series 2017A Junior Subordinated Notes should not be treated as having been issued with OID. Accordingly, except as set forth below, interest paid on the Series 2017A Junior Subordinated Notes should be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.
There can be no assurance that the IRS or a court will agree with the foregoing positions. The meaning of the term “remote” in the Treasury regulations has not been addressed in any rulings or other interpretations by the IRS or by any court. The IRS may take a position contrary to that described above, which could affect the amount and timing of income, as described below, and potentially the character of income (including gain) from the Series 2017A Junior Subordinated Notes. United States Holders should consult their own tax advisors regarding the appropriate tax treatment of income on the Series 2017A Junior Subordinated Notes.
If the IRS successfully challenged the Company’s position regarding the remoteness of the contingencies described above, or if interest were in fact deferred, (a) the Series 2017A Junior Subordinated Notes would be treated as issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be, or (b) the Series 2017A Junior Subordinated Notes could be treated as “contingent payment debt instruments.” In the case of the former treatment, all remaining stated interest on the Series 2017A Junior Subordinated Notes would thereafter be treated as OID as long as the Series 2017A Junior Subordinated Notes are outstanding. In such an event, a United States Holder would be required to include, in taxable income, interest on the Series 2017A Junior Subordinated Notes as it accrues, regardless of its method of accounting, calculated using a constant yield method under applicable Treasury regulations and actual cash payments of stated interest on the Series 2017A Junior Subordinated Notes would not be included in taxable income.
If the Series 2017A Junior Subordinated Notes are treated as “contingent payment debt instruments,” a United States Holder would be required to accrue, based on the estimated Excess Payments, interest income on the Series 2017A Junior Subordinated Notes in excess of stated interest and treat as ordinary income, rather than as capital gain, any income realized on the taxable disposition of the Series 2017A Junior Subordinated Notes. In the event any such Excess Payments are made and vary from the estimated amounts, the United States Holder will be required to recognize appropriate adjustments to such accrued interest income.
If the Series 2017A Junior Subordinated Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, or are deemed to be contingent payment debt instruments, a beneficial owner’s tax basis in the Series 2017A Junior Subordinated Notes generally will be its initial purchase price (net of accrued interest paid upon purchase), increased by OID previously includible in that beneficial owner’s gross income to the date of disposition, and decreased by payments received by that beneficial owner on the Series 2017A Junior Subordinated Note since and including the date that the Series 2017A Junior Subordinated Notes were deemed to be issued with OID.
Unless otherwise indicated, the remainder of this discussion assumes that the Series 2017A Junior Subordinated Notes are not treated as issued with OID and are not contingent payment debt instruments.
If a holder of Series 2017A Junior Subordinated Notes sells its Series 2017A Junior Subordinated Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, such holder will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to such selling holder’s adjusted tax basis in the Series 2017A Junior Subordinated Notes but may not be reflected in the amount such holder realizes on the sale. To the extent the amount realized on a sale is less than a holder’s adjusted tax basis, the holder will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations.

Non-United States Holders
Subject to the discussion below under “Foreign Account Tax Compliance Act Withholding,” and assuming that the Series 2017A Junior Subordinated Notes will be treated as indebtedness for United States federal income tax purposes, no withholding of United States federal income tax will apply to a payment of interest on a Series 2017A Junior Subordinated Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;

•	the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership;

•
the Non-United States Holder is not a bank that acquired the Series 2017A Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
the Non-United States Holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E).

If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the Series 2017A Junior Subordinated Notes (including payments in respect of OID, if any, on the Series 2017A Junior Subordinated Notes) made to such Non-United States Holder will be subject to a 30% United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement
(i) claiming an exemption from or reduction of withholding tax under an applicable income tax treaty (generally on an IRS Form W-8BEN or W-8BEN-E); or
(ii) stating that the payment on the Series 2017A Junior Subordinated Notes is not subject to withholding tax because it is effectively connected to that holder’s conduct of a trade or business in the United States (generally on an IRS Form W-8ECI).
If a Non-United States Holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States) and the interest on the Series 2017A Junior Subordinated Notes is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Subject to the discussion below under “Foreign Account Tax Compliance Act Withholding,” any gain realized by a Non-United States Holder on the sale, exchange, redemption or retirement of a Series 2017A Junior Subordinated Note generally will not be subject to United States federal income tax unless:

•
such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
The amount of interest paid on the Series 2017A Junior Subordinated Notes to Non-United States Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Series 2017A Junior Subordinated Notes may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-United States Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Series 2017A Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Series 2017A Junior Subordinated Notes to or through a United States office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, the Non-United States Holder’s status as a non-United States person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.
The payment of the proceeds from a sale or other disposition of Series 2017A Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Series 2017A Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a United States broker or a non-United States broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against such holder’s United States federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Account Tax Compliance Act Withholding
A withholding tax of 30% will apply to interest income paid on Series 2017A Junior Subordinated Notes held by a Non-United States Holder and, after December 31, 2018, to the gross proceeds (including principal payments) from a disposition (including redemption) of the Series 2017A Junior Subordinated Notes held by a Non-United States Holder, where the Non-United States Holder is (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder of Series 2017A Junior Subordinated Notes might be eligible for a refund or credit of such taxes, and a Non-United States Holder might be required to file a United States federal income tax return to claim such refund or credit. The Company will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders of Series 2017A Junior Subordinated Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series 2017A Junior Subordinated Notes, including the recently issued IRS guidance that extends the start date for certain aspects of the withholding rules.
THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2017A JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2017A Junior Subordinated Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2017A Junior Subordinated Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$54,000,000
Morgan Stanley & Co. LLC	54,000,000
UBS Securities LLC	54,000,000
Wells Fargo Securities, LLC	54,000,000
BNP Paribas Securities Corp.	10,800,000
MUFG Securities Americas Inc.	10,800,000
Blaylock Van, LLC	6,480,000
CastleOak Securities, L.P.	6,480,000
CIBC World Markets Corp.	6,480,000
Fifth Third Securities, Inc.	6,480,000
TD Securities (USA) LLC	6,480,000
Total	$270,000,000
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2017A Junior Subordinated Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2017A Junior Subordinated Notes offered hereby, if any of the Series 2017A Junior Subordinated Notes are purchased. The offering of the Series 2017A Junior Subordinated Notes by the Underwriters is subject to receipt and acceptance of the Series 2017A Junior Subordinated Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2017A Junior Subordinated Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2017A Junior Subordinated Notes to certain dealers at such price less a concession not in excess of $0.50 per Series 2017A Junior Subordinated Note; provided that the concession will be $0.30 per Series 2017A Junior Subordinated Note for sales to institutions. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Series 2017A Junior Subordinated Note; provided that there will be no such concession with respect to sales to institutions. After the initial public offering of the Series 2017A Junior Subordinated Notes, the offering price and other selling terms may be changed.
The Series 2017A Junior Subordinated Notes are a new issue of securities with no established trading market. The Company intends to apply to list the Series 2017A Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2017A Junior Subordinated Notes to begin within 30 days after the date that the Series 2017A Junior Subordinated Notes are first issued.
The Underwriters may make a market in the Series 2017A Junior Subordinated Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2017A Junior Subordinated Notes or that an active public market for the Series 2017A Junior Subordinated Notes will develop. If an active public trading market for the Series 2017A Junior Subordinated Notes does not develop, the market price and liquidity of the Series 2017A Junior Subordinated Notes may be adversely affected.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series 2017A Junior Subordinated Notes (not including the underwriting discount) are estimated to be $360,000.
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2017A Junior Subordinated Notes, any security convertible into, exchangeable into or exercisable for the Series 2017A Junior Subordinated Notes or any debt securities substantially similar to the Series 2017A Junior Subordinated Notes (except for the Series 2017A Junior Subordinated Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year or (ii) any Senior Indebtedness.
In order to facilitate the offering of the Series 2017A Junior Subordinated Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2017A Junior Subordinated Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2017A Junior Subordinated Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2017A Junior Subordinated Notes, the Underwriters may bid for, and purchase, Series 2017A Junior Subordinated Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2017A Junior Subordinated Notes in this offering, if the Underwriters repurchase previously distributed Series 2017A Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2017A Junior Subordinated Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2017A Junior Subordinated Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
It is expected that delivery of the Series 2017A Junior Subordinated Notes will be made, against payment for the Series 2017A Junior Subordinated Notes, on or about September 21, 2017, which will be the third business day following the pricing of the Series 2017A Junior Subordinated Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2017A Junior Subordinated Notes who wish to trade the Series 2017A Junior Subordinated Notes on the date of this Prospectus Supplement will be required, because the Series 2017A Junior Subordinated Notes initially will settle within three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2017A Junior Subordinated Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.
Some of the Underwriters and their affiliates have engaged in, and may in the future engage in investment banking, corporate trust and other commercial dealings in the ordinary course of business with the Company and its affiliates, for which they have received and will receive customary compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2017A Junior Subordinated Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2017A Junior Subordinated Notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2017A Junior Subordinated Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2017A Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Series 2017A Junior Subordinated Notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Series 2017A Junior Subordinated Notes shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of the above, the expression an “offer of the Series 2017A Junior Subordinated Notes to the public” in relation to any of the Series 2017A Junior Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series 2017A Junior Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe for any of the Series 2017A Junior Subordinated Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2017A Junior Subordinated Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Series 2017A Junior Subordinated Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Series 2017A Junior Subordinated Notes which are the subject of the offering contemplated in this Prospectus Supplement and the accompanying Prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Underwriters have authorized, nor do they authorize, the making of any offer of the Series 2017A Junior Subordinated Notes in circumstances in which an obligation arises for the Company or the Underwriters to publish a prospectus for such offer.
United Kingdom
Each Underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series 2017A Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2017A Junior Subordinated Notes in, from or otherwise involving the United Kingdom.
Conflicts of Interest
Certain of the Underwriters or their affiliates may hold a portion of the preferred and preference securities that the Company intends to redeem using all or a portion of the net proceeds from the sale of the Series 2017A Junior Subordinated Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2017A Junior Subordinated Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2017A Junior Subordinated Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2017A Junior Subordinated Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Georgia Power Company
Class A Preferred Stock
Preference Stock
Depositary Preference Shares,
each representing a fraction of a share
of Preference Stock
Senior Notes
Junior Subordinated Notes
______________________________________________________________________

Georgia Power Company will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
See “Risk Factors” on page 2 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
______________________________________________________________________

February 26, 2016

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Georgia Power Company (the “Company”) may sell, in one or more transactions,

•	shares of Class A preferred stock (the “new Stock”),

•	shares of preference stock (the “Preference Stock”),

•	depositary preference shares, each representing a fraction of a share of Preference Stock (the “Depositary Shares”),

•	senior notes (the “Senior Notes”), or

•	junior subordinated notes (the “Junior Subordinated Notes”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, information statements and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. Certain of the Company’s outstanding securities are listed on the New York Stock Exchange, and reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	the Company’s Current Report on Form 8-K dated January 8, 2016; and

(c)
all information in the Company’s Definitive Information Statement on Schedule 14C filed on April 14, 2015, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to W. Ron Hinson, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone: (404) 506-6526.
GEORGIA POWER COMPANY
The Company is a wholly-owned subsidiary of The Southern Company. The Company was incorporated under the laws of the State of Georgia on June 26, 1930, and admitted to do business in Alabama on September 15, 1948 and in Florida on October 13, 1997. The Company is engaged in the generation and purchase of electricity and the transmission, distribution and sale of such electricity within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Savannah), as well as in rural areas, and at wholesale currently to Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, the City of Dalton, various electric membership corporations and non-affiliated utilities. The Company and one of its affiliates, Alabama Power Company, each owns 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units near Wilsonville, Alabama. The principal executive offices of the Company are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526.
SELECTED INFORMATION
The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.
Georgia Power Company

Business	Generation, purchase, transmission, distribution and sale of electric energy

Customers at December 31, 2015	2,450,239

Generating Capacity at December 31, 2015 (kilowatts)	15,454,693

Sources of Generation during 2015 (kilowatt-hours)	Coal (34%), Nuclear (25%), Gas and Oil (39%), Hydro (2%)
Certain Ratios
The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred and Preference Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

	Year Ended December 31,
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges(1)	5.08	5.18	5.36	5.56	5.28
Ratio of Earnings to Fixed Charges Plus Preferred and Preference Dividend Requirements (Pre-Income Tax Basis)(2)	4.79	4.88	5.04	5.23	4.99

_______________________________________

(1)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the distributed income of equity investees, the interest component of rental expense and the debt portion of allowance for funds used during construction and excluding from “Earnings Before Income Taxes” the amount of income of equity investees; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” the interest component of rental expense and the debt portion of allowance for funds used during construction.

(2)
In computing this ratio, “Preferred and Preference Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.
DESCRIPTION OF THE NEW STOCK
Set forth below is a description of the general terms of the new Stock. The statements in this Prospectus concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter of the Company, as amended (the “Charter”), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may later be authorized or created, are set forth in the Charter.
General
The new Stock will be issued in series of the Company’s Class A Preferred Stock to be established and designated by an amendment to the Charter.
As of December 31, 2015, the Company had 50,000,000 authorized shares of Class A Preferred Stock, of which 1,800,000 shares ($45,000,000 aggregate liquidation amount) of non-cumulative Class A Preferred Stock were outstanding. The Class A Preferred Stock has a par value of $25 per share. In addition to the Class A Preferred Stock, the Company has authorized 5,000,000 shares of Preferred Stock, with a par value of $100 per share. As of December 31, 2015, there were no outstanding shares of the Preferred Stock.
The new Stock will not be subject to further calls or assessment by the Company.
Any proposed listing of the new Stock on a securities exchange will be described in the applicable Prospectus Supplement.
Transfer Agent and Registrar
The transfer agent for each series of the new Stock will be named in the applicable Prospectus Supplement. Such transfer agent will also serve as the registrar.
Dividend Rights and Provisions
Dividends on the new Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the new Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.
The applicable Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions
The redemption provisions applicable to the new Stock will be described in the applicable Prospectus Supplement.
Voting Rights
The applicable Prospectus Supplement will describe the voting rights for each series of the new Stock.
Liquidation Rights
Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Preference Stock or Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.
Sinking Fund
The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the applicable Prospectus Supplement.
Other Rights
The holders of the new Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.
DESCRIPTION OF THE PREFERENCE STOCK
Set forth below is a description of the general terms of the Preference Stock. The statements in this Prospectus concerning the Preference Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to all series of the Preference Stock, which are now or may later be authorized or created, are set forth in the Charter.
General
The Preference Stock will be issued in series to be established and designated by an amendment to the Charter.
As of December 31, 2015, the Company had 15,000,000 authorized shares of Preference Stock, of which 2,250,000 shares ($225,000,000 aggregate liquidation amount) of non-cumulative Preference Stock were outstanding. The Preference Stock has a par value of $100 per share. The Preference Stock ranks junior to the Preferred Stock and the Class A Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Preference Stock ranks senior to the Company’s Common Stock and to any other securities the Company may issue in the future that by their terms rank junior to the Preference Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Preference Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.
The Preference Stock will not be subject to further calls or assessment by the Company.
Any proposed listing of the Preference Stock on a securities exchange will be described in the applicable Prospectus Supplement.
Transfer Agent and Registrar
The transfer agent for the Preference Stock will be named in the applicable Prospectus Supplement. Such transfer agent will also serve as the registrar.
Dividend Rights and Provisions
Dividends on the Preference Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Preference Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.
The applicable Prospectus Supplement will set forth the dividend rate provisions of the Preference Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.
Redemption Provisions
The redemption provisions applicable to the Preference Stock will be described in the applicable Prospectus Supplement.
Voting Rights
The applicable Prospectus Supplement will describe the voting rights for each series of the Preference Stock.
Liquidation Rights
Upon voluntary or involuntary liquidation, the holders of the Preference Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.
Sinking Fund
The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Preference Stock will be set forth in the applicable Prospectus Supplement.
Other Rights
The holders of the Preference Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.
DESCRIPTION OF THE DEPOSITARY SHARES
Set forth below is a description of the general terms of the Depositary Shares. The statements in this Prospectus concerning the Depositary Shares and the Deposit Agreement (as defined below) are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the Deposit Agreement (which contains the form of Depositary Receipt (as defined below)), a form of which is an exhibit to the Registration Statement of which this Prospectus forms a part.
General
The Company may, at its option, elect to offer Depositary Shares. Each Depositary Share will represent a fraction of a share of Preference Stock as described in the Prospectus Supplement. The shares of Preference Stock represented by the Depositary Shares will be deposited under a Deposit Agreement to be dated as of the first day of the calendar month during which the Depositary Shares are issued (the “Deposit Agreement”), among the Company, the Depositary named in the Deposit Agreement (the “Depositary”) and all holders from time to time of the depositary receipts (the “Depositary Receipts”) issued under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preference Stock (including dividend, voting and liquidation rights) and subject, proportionately, to all of the limitations of the Preference Stock contained in the Charter summarized under “Description of the Preference Stock” in this Prospectus. The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.
Any proposed listing of the Depositary Shares on a securities exchange will be described in the applicable Prospectus Supplement.

Issuance of Depositary Receipts
Immediately following the issuance of the Preference Stock, the Company will deposit the Preference Stock with the Depositary, which will then execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the underwriters or purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.
Withdrawal of Preference Stock
Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the Depositary Shares evidenced by such Depositary Receipts is entitled to delivery at such office of certificates evidencing the number of shares of Preference Stock (but only in whole shares of Preference Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preference Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the Preference Stock, except as represented by the Depositary Shares.
Redemption of Depositary Shares
The Depositary Shares will be redeemed, upon not less than 15 nor more than 60 days’ notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company’s option, but subject to the applicable terms and conditions, of shares of Preference Stock held by the Depositary. The redemption price per Depositary Share will be equal to the fraction of the redemption price per share applicable to the Preference Stock. Whenever the Company redeems shares of the Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preference Stock so redeemed. If less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be) or by lot or by such other equitable method as the Depositary may determine.
Dividends and Other Distributions
The Depositary will distribute all cash dividends or other cash distributions received in respect of Preference Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such property, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.
Record Date
Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preference Stock or (ii) the Depositary shall receive notice of any meeting at which holders of Preference Stock are entitled to vote or of which holders of Preference Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the record date fixed by the Company with respect to the Preference Stock) for the determination of the holders of Depositary Receipts who shall be entitled to (y) receive such dividend, distribution, rights, preferences or privileges or the net proceeds of such sale or (z) give instructions for the exercise of voting rights at such meeting or receive notice of such meeting.
Voting Preference Stock
Upon receipt of notice of any meeting at which the holders of Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date (which will be the same date as the record date for the Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preference Stock represented by their respective Depositary Receipts. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Preference Stock represented by such Depositary Receipts in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The

Depositary will abstain from voting the Preference Stock to the extent it does not receive specific instructions from the holders of the Depositary Receipts.
Amendment and Termination of Deposit Agreement
The form of the Depositary Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended or modified in any respect by agreement between the Company and the Depositary. Any amendment which imposes any fees or charges (other than taxes, fees and charges provided for in the Deposit Agreement) on the holders of Depositary Receipts, or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not become effective as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of the holder of any Depositary Receipt, subject to the conditions of the Deposit Agreement, to surrender such Depositary Receipt and receive the Preference Stock represented by such Depositary Receipt, except in order to comply with mandatory provisions of applicable law.
Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preference Stock and deliver Preference Stock together with such dividends and distributions and the net proceeds of any sale of any rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preference Stock then held by it at public or private sale at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Any such moneys unclaimed by the holders of Depositary Receipts more than two years from the date of termination of the Deposit Agreement will, upon request of the Company, be paid to it, and after such payment, the holders of Depositary Receipts entitled to the funds so paid to the Company shall look only to the Company for payment without interest. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.
Charges of Depositary
The Company will pay all charges of the Depositary including charges for the initial deposit of the Preference Stock and delivery of Depositary Receipts and withdrawals of Preference Stock by the holders of Depositary Receipts, except for taxes (including transfer taxes, if any) and such charges as are expressly provided in the Deposit Agreement to be at the expense of the persons depositing Preference Stock or holders of Depositary Receipts.
Miscellaneous
The Depositary will make available for inspection by holders of Depositary Receipts at its corporate trust office any reports and communications received from the Company which are made generally available to the holders of Preference Stock by the Company.
Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary and the Company under the Deposit Agreement are limited to performance in good faith of their duties under the Deposit Agreement, and they are not obligated to prosecute or defend any legal proceeding in respect of the Preference Stock, the Depositary Receipts or the Depositary Shares unless satisfactory indemnity is furnished. The Depositary and the Company may rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.
The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of January 1, 1998, between the Company and Wells Fargo Bank, National Association (as successor to The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank))), as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company, aggregating approximately $2,235,000,000 outstanding at December 31, 2015, including $2,200,000,000 outstanding under a multi-advance credit facility (the “FFB Credit Facility”) among the Company, the U.S. Department of Energy and the Federal Financing Bank, which is secured by a first priority lien on (i) the Company’s 45.7% ownership interest in the two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”) and (ii) the Company’s rights and obligations under the principal contracts relating to Plant Vogtle Units 3 and 4. The FFB Credit Facility is not secured by any other assets of the Company. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 10 days to pay interest on the Senior Notes of such series when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated

maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
Wells Fargo Bank, National Association, the Senior Note Indenture Trustee, may also serve as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with Wells Fargo Bank, National Association. Wells Fargo Bank, National Association and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of certain affiliates of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in the Prospectus and not defined in the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2015, Senior Indebtedness of the Company aggregated approximately $10,615,000,000.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iii) dividends, payments or distributions payable in shares of capital stock.
Events of Default
The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the

Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of, and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also may serve as Senior Note Indenture Trustee. The Company and certain of its affiliates may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee may serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
PLAN OF DISTRIBUTION
The Company may sell the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$270,000,000.

Series 2017A 5.00% Junior Subordinated Notes
due October 1, 2077

__________________________________
PROSPECTUS SUPPLEMENT
September 18, 2017
__________________________________

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities